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                                                                 EXHIBIT 8.1

                                                              February 29, 2000

To the Addressees Listed on
the Appendix hereto:

                 Re:   ACCREDITED MORTGAGE LOAN TRUST 2000-1

Ladies and Gentlemen:

         We have acted as United States federal income tax counsel to Accredited Mortgage Loan Trust 2000-1, a Delaware business trust (the "Trust") and Lehman Brothers Inc., a Delaware corporation, in connection with the formation of the Trust and the issuance of U.S. $173,476,000 Asset-Backed Notes, Series 2000-1, Class A-1 Notes and Class A-2 Notes by the Trust (the "Notes"). You have requested our opinion as to certain matters set forth below, in connection with the formation of the Trust and the issuance of the Class A-1 Notes and Class A-2 Notes.

         We have examined the (i) Prospectus Supplement relating to the Notes, dated February 24, 2000 (the "Prospectus Supplement"), to the Prospectus dated February 24, 2000 (the "Basic Prospectus"), (ii) the Indenture (the "Indenture") dated as of February 1, 2000 between the Trust and Norwest Bank Minnesota, National Association, as indenture trustee (the "Indenture Trustee"), (iii) the Trust Agreement (the "Trust Agreement"), dated as of February 1, 2000 between the Accredited Home Lenders, Inc., as sponsor (the "Sponsor"), and Wilmington Trust Company, as owner trustee, and
(iv) the Sale and Servicing Agreement (the "Sale and Servicing Agreement"), dated as of February 1, 2000 between Accredited Home Lenders, Inc., as master servicer, the Sponsor, the Trust, the Indenture Trustee and Advanta Mortgage Corp. USA as backup servicer. The Prospectus Supplement, the Indenture, the Trust Agreement, and the Sale and Servicing Agreement are hereinafter collectively referred to as the "Transaction Documents". In addition, we have made such investigations of such matters of law as we deemed appropriate as a basis for the opinions expressed below. Further, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals. Our opinions are also based on the assumption that there are no agreements or understandings with respect to the transactions contemplated in the Transaction Documents other than those contained in the Transaction Documents. Furthermore, our opinions are based on the assumption that all parties to the Transaction Documents will comply with the terms thereof, including all tax reporting requirements contained therein.

         As to any facts material to the following opinions which we did not independently establish or verify, we have relied upon the statements and representations of the Sponsor and the

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Trust. Terms not otherwise defined in this letter have the meaning ascribed to them in the Transaction Documents.

         Based upon our analysis of the U.S. Internal Revenue Code of 1986, as amended (the "Code"), and regulations and upon our examination of the Transaction Documents, we are of the opinion that assuming compliance with the Transactions Documents:

1. Under current law, the Trust will, as of the Closing Date, not be treated as an association or a publicly traded partnership taxable as a corporation or as a taxable mortgage pool for United States federal income tax purposes;

2. The Class A-1 Notes and Class A-2 Notes will be treated as debt for U.S. federal income tax purposes;

3. Neither Sub-Trust will be classified as an association or as a publicly-traded partnership taxable as a corporation or as a taxable mortgage pool for United States federal income tax purposes; and

4. The statements under the captions "SUMMARY OF PROSPECTUS -- CERTAIN FEDERAL INCOME TAX CONSIDERATIONS" and "FEDERAL INCOME TAX CONSEQUENCES" in the Basic Prospectus and under the captions "SUMMARY OF TERMS -- FEDERAL INCOME TAX STATUS" and "MATERIAL FEDERAL INCOME TAX CONSEQUENCES" in the Prospectus Supplement as they relate to federal tax matters are true and correct in all material respects.

         The opinions set forth herein are based upon the existing provisions of the Code and Treasury Regulations issued or proposed thereunder, published Revenue Rulings and releases of the Internal Revenue Service and existing case law, any of which could be changed at any time. Any such changes may be retroactive in application and could modify the legal conclusions upon which such opinion is based. The opinions expressed herein are limited as described above, and we do not express an opinion on any other legal or income tax aspect of the transactions contemplated by the Transaction Documents, including the issuance of any other series of securities other than Series 2000-1.

         In rendering the foregoing opinions, we express no opinion as to the laws of any jurisdiction (including any foreign jurisdiction) other than the federal income tax laws of the United States. This opinion is rendered as of the date hereof and we undertake no obligation to update this opinion or advise you of any changes in the event there is any change in legal authorities, facts, assumptions or documents on which this opinion is based (including the taking of any action by any party to the Transaction Documents pursuant to any opinion of counsel or a waiver), or any inaccuracy in any of the representations, warranties or assumptions upon which we have relied in rendering this opinion unless we are specifically engaged to do so.

         This opinion is rendered only to the parties to whom it is addressed. This opinion may not be relied on in connection with any transactions other than the transactions contemplated

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herein. The opinion may not be relied upon for any other purpose, or relied upon by any other person, firm or corporation for any purpose, without our prior written consent.

                                                 Very truly yours,


                                                 /s/ Brown & Wood LLP
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                                    APPENDIX

Lehman Brothers Inc.
Three World Financial Center
New York, New York 10285

Financial Security Assurance Inc.
350 Park Avenue
New York, New York 10022

Accredited Home Lenders, Inc.
15030 Avenue of Science, Suite 100
San Diego, California 92129

Accredited Mortgage Loan Trust 2000-1
c/o Wilmington Trust Company
Rodney Square North,
110 North Market Street, Ninth Floor,
Wilmington, Delaware 19890

Wilmington Trust Company
Rodney Square North,
110 North Market Street, Ninth Floor,
Wilmington, Delaware 19890

Norwest Bank Minnesota, National Association,
  as Indenture Trustee
11000 Broken Land Parkway
Columbia, Maryland 21044

[Standard & Poor's Rating Services,
  a division of The McGraw-Hill Companies, Inc.
55 Water Street,
New York, New York 10004]

[Moody's Investors Service, Inc.
99 Church Street
New York, New York 10007]

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